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                                                                   Exhibit 99.1

                                  COMPANY CONTACT:   Vion Pharmaceuticals, Inc.
                                                     Howard B. Johnson, CFO
                                                     (203) 498-4210 phone

Vion Licenses Triapine'r' Rights in China, Taiwan, Hong Kong and Macao

NEW HAVEN, CT, October 21, 2003 - VION PHARMACEUTICALS, INC. (NASDAQ SMALLCAP:
VION) announced today that the Company had entered into a license agreement with Beijing Pason Pharmaceuticals, Inc. ("Pason") related to the exclusive rights to develop, manufacture and market Triapine'r' for anticancer and antiviral uses in the mainland of the People's Republic of China, Taiwan, Hong Kong and Macao (the "Territory"). The agreement awaits final approval from various government agencies of the People's Republic of China.

The terms of the agreement include an initial payment of $500,000 upon receipt of required approvals, $4.75 million in additional milestone payments, and royalty payments of 11% of any Triapine'r' revenues in the Territory. Pason will fund the preclinical and clinical development necessary for regulatory approval of Triapine'r' in the Territory.

According to the Ministry of Public Health of the People's Republic of China (MPH-PRC) and the Chinese Pharmaceutical Association (CPA), China has 1 million people infected with human immunodeficiency virus (HIV) (source: MPH-PRC), 20 million chronic hepatitis B (HBV) patents (source: MPH-PRC), and a total of 4.5 million cancer patients (source: CPA). In addition, 2 million new cancer patients are diagnosed every year (source: CPA). China spends nearly $1 billion on anti-cancer drugs (source: CPA) and $6 billion on anti-HBV medication (source: MPH-PRC) each year.

Alan Kessman, Chief Executive Officer of Vion, said, "We are pleased to be in partnership with Pason to commercialize Triapine'r' in China, Taiwan, Hong Kong and Macao. The potential markets in these regions for the treatment of cancer and viral disease are substantial."

Dr. Sen Liu, the Chief Executive Officer of Beijing Pason Pharmaceuticals said, "We believe that Pason's license of Triapine'r' is among the first such technology transfers in the pharmaceutical industry in China since its entrance into the World Trade Organization." He added, "We are glad to collaborate with Vion to develop Triapine'r' in China. It is our belief that, by licensing patents and new technology, China's pharmaceutical companies will be able to develop high quality chemical drugs more effectively. Collaborations with foreign companies will improve our product pipeline, and in the long run, benefit patients."

Vion Pharmaceuticals, Inc. is a biopharmaceutical company developing novel agents for the treatment of cancer. Vion's portfolio of agents includes:
Triapine'r', a potent inhibitor of a key step in DNA synthesis; VNP40101M, a unique DNA alkylating agent; and TAPET'r', a modified Salmonella vector used to deliver anticancer agents directly to tumors. For additional information on Vion and its research and product development programs, visit the company's Internet web site at www.vionpharm.com.




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Beijing Pason Pharmaceuticals, Inc. ("Pason") is a pharmaceutical company focused on the development of anti-cancer and anti-HBV drugs. Pason's products include: BP9906, an anti-HBV agent and BP-Inter 014, an anti-cancer agent. Pason also has a subsidiary that specializes in developing and distributing diagnostic products for infectious diseases.

For more information, visit www.pason-pharm.com.

This news release contains forward-looking statements. Such statements are subject to certain risk factors which may cause Vion's plans to differ or results to vary from those expected, including Vion's ability to secure external sources of funding to continue its operations, the inability to access capital and funding on favorable terms, continued operating losses and the inability to continue operations as a result, its dependence on regulatory approval for its products, delayed or unfavorable results of drug trials, the possibility that favorable results of earlier clinical trials are not predictive of safety and efficacy results in later clinical trials, the need for additional research and testing, and a variety of other risks set forth from time to time in Vion's filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Vion's Annual Report on Form 10-K for the year ended December 31, 2002. Except in special circumstances in which a duty to update arises under law when prior disclosure becomes materially misleading in light of subsequent events, Vion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.